ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140751009-19
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/05/2014 11:31 AM
	Entity Number C30795-2002

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

SmartMetric, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 5 of the certificate of designation of the Company's Series B Convertible Preferred Stock is amended and restated as follows:
See attached.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

1. <u>Designation, Amount and Par Value</u>. The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be up to 1,000,000 (which shall not be subject to increase without the written consent of all the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")) Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $5.00 (the "Stated Value").